Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE January 25, 2005	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 25, 2005 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its first quarter ended December 31, 2004. Net earnings for the quarter were $121.7 million, or $1.62 per diluted share, versus net earnings of $115.0 million, or $1.32 per diluted share in the first fiscal quarter of 2004. Last year’s first quarter included previously unrecognizable tax benefits of $6.7 million, or $0.08 per share.

For the quarter, sales increased 8% to $875.9 million and segment profit increased 13% to $215.1 million due to improvements in all three segments. Favorable currency translation accounted for $23.8 million of the sales increase and $10.2 million of the segment profit increase. On a constant currency basis, sales and segment profit increased 5% and 8%, respectively. General corporate and other expenses increased $9.3 million, and interest and other financing items increased $2.6 million.

"We are encouraged by the first quarter results and the balance of our growth between businesses and geographies," said Ward Klein, newly appointed Chief Executive Officer. “The innovative new products launched over the past two years, including QUATTRO and Intuition shaving systems and Energizer e2 Lithium AAA batteries, are contributing to our growth. We are pleased about our product portfolio and the overall position of the company."

Through fiscal 2004, Energizer recorded advertising and promotion (A&P) expenses in each quarter based on a method that recognized forecasted full year A&P ratably to forecasted revenues (“percent of sales method”). Beginning in 2005, the company began expensing A&P costs in the quarter incurred (“as incurred method”). Quarterly results for 2004 have not been restated for this change. Had the “as incurred method” been implemented in 2004, first quarter results would have been $1.33 per diluted share, or $.01 higher. However, the “as incurred method” has greater impacts on segment results. The change has no impact on annual results in total or at the segment level. Note 4 of the attached financial statements illustrates the impact this change would have had on quarterly 2004 segment results if the company had used the “as incurred method” in 2004.

North America Battery

Net sales to customers for the first quarter of $386.4 million increased $16.5 million, or 4%. Higher volumes of Energizer Max, lithium and rechargeable batteries were partially offset by unfavorable pricing and product mix due to price declines of non-Energizer branded products and the continuing shift to larger pack sizes.

Gross profit increased $4.5 million for the quarter, reflecting favorable product costs and currencies. The product cost rate was favorable $2.7 million for the quarter as higher raw material costs were more than offset by favorable efficiencies, fixed cost absorption on high production levels following the high demand hurricane season of 2004, and other cost savings. Gross profit contribution of sales volume increases were essentially offset by unfavorable pricing and product mix. Segment profit increased $2.2 million, as improved gross margin was partially offset by higher A&P.

In the U.S. retail alkaline category, units increased an estimated 2% compared to the same quarter last year, while category value fell approximately 2%. Retail consumption of Energizer’s alkaline products increased an estimated 5% in units, while dollar value was essentially flat. Energizer estimates its share of the alkaline battery market at approximately 32% for the quarter, up slightly from the same quarter last year. Energizer believes that retail inventory levels at December 31, 2004, were at seasonally normal levels.

International Battery

Net sales for the quarter were $261.3 million, an increase of $22.5 million, or 9%, on favorable currency impacts of $12.2 million and higher volume. Segment profit increased $15.8 million, including a $5.6 benefit from currency valuations. Absent currency impacts, segment profit for the quarter increased $10.2 million on higher sales, favorable product costs and lower A&P expenses.

Razors & Blades

Razor and blade sales for the quarter were $228.2 million, an increase of $25.2 million, or 12%, compared to the same quarter last year. Absent favorable currencies, sales increased $16.1 million primarily due to higher volumes of QUATTRO and Intuition refill blades, partially offset by anticipated sales declines in other products.

Segment profit for the quarter was $41.4 million, an increase of $7.0 million, or 20%, as higher sales and favorable currency impacts of $2.9 million were partially offset by higher A&P expense.

SWS’ primary markets are the U.S., Canada, Japan and the larger countries of Western Europe. SWS estimates its overall share of the wet shave category for these major markets at 21.5% for the year ending November 2004 versus 19% for the same period in 2003, reflecting successful launches of new products.

Other Items

Corporate and other expenses increased $9.3 million for the quarter due to higher compensation, information systems, legal and administrative costs and lower pension income, partially offset by lower expenses related to the integration of SWS.

Interest expense increased $3.8 million on higher average borrowings and higher interest rates. Other net financing income increased $1.2 million in the current quarter, primarily due to foreign currency gains.

Income taxes were 32.0% for the quarter, compared to 30.6% for the same quarter last year. The prior year rate included $6.7 million of previously unrecognizable tax benefits related to losses in prior years. Absent such benefits, the prior year’s tax rate was 34.6%. The decrease in the current quarter is mainly due to improved earnings in lower tax rate jurisdictions.

During the quarter, Energizer repurchased 2.0 million shares of its common stock. The company made additional purchases in January 2005 bringing the total shares purchased thus far in fiscal 2005 to 3.0 million. Capital expenditures and depreciation expense for the quarter were $18.4 million and $26.6 million, respectively.

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Statements in this press release that are not historical, particularly statements regarding estimates of battery category growth, retail consumption of Energizer’s products, Energizer’s market share in the battery category, retailer inventory levels, and SWS market share may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Energizer’s estimates of battery category unit and value decline, retail consumption of its battery products on a unit and volume basis, Energizer and SWS market share, and retailer inventory levels may be inaccurate, or may not reflect significant segments of the retail market. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the year ended September 30, 2004, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2004	2003

Net sales	$875.9	$811.7

Cost of products sold	430.5	402.5
Selling, general and administrative expense	145.6	129.4
Advertising and promotion expense	96.3	92.7
Research and development expense	16.5	16.1
Interest expense	11.0	7.2
Other financing items, net	(3.1)	(1.9)

Earnings before income taxes	179.1	165.7

Income tax provision	(57.4)	(50.7)

Net earnings	$121.7	$115.0

Earnings per share
Basic	$1.68	$1.37
Diluted	$1.62	$1.32

Weighted average shares of common stock - Basic	72.3	83.8
Weighted average shares of common stock - Diluted	75.2	86.8

See Accompanying Notes to Condensed Financial Statements

ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
December 31, 2004
(Dollars in millions - Unaudited)

Note 1 - Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 - Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, which exclude legal expenses, major restructuring charges and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

On March 28, 2003, the Company acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Following the acquisition of SWS, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. For shared business functions, the Razors and Blades segment has been charged only the actual incremental cost of assuming additional SWS work. Such amounts are less than fully-allocated costs and do not represent the costs of such services if performed on a stand-alone basis.

Segment sales and profitability for the quarters ended December 31, 2004 and 2003, respectively, are presented below.

	For the quarter ended December 31,
	2004	2003

Net Sales
North America Battery	$386.4	$369.9
International Battery	261.3	238.8
Total Battery	647.7	608.7
Razors and Blades	228.2	203.0
Total Net Sales	$875.9	$811.7

	For the quarter ended December 31,
	2004	2003

Profitability
North America Battery	$117.2	$115.0
International Battery	64.7	48.9
R&D Battery	(8.2)	(8.5)
Total Battery	173.7	155.4
Razors and Blades	41.4	34.4
Total segment profitability	$215.1	$189.8

General corporate and other expenses	(26.7)	(17.4)
Amortization	(1.4)	(1.4)
Interest and other financial items	(7.9)	(5.3)
Total earnings before income taxes	$179.1	$165.7

Supplemental product information is presented below for revenues from external customers:

	For the quarter ended December 31,
Net Sales by Product Line	2004	2003
Alkaline Batteries	$447.7	$425.7
Carbon Zinc Batteries	72.3	69.4
Other Batteries and Lighting Products	127.7	113.6
Razors and Blades	228.2	203.0
Total Net Sales	$875.9	$811.7

Note 3 - Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

Note 4 - Through fiscal 2004, the Company recorded advertising and promotion expense (A&P) in each interim period based on a method that recognized the forecasted full year A&P ratably to forecasted revenues. When forecasts of A&P or revenues changed during the year, A&P rates were changed to reflect the new forecasts. Effective October 1, 2004, the Company began to expense A&P in the quarter incurred (As Incurred Method). The new method of accounting was adopted as it reduces the level of estimation in recording interim results and improves transparency of timing of A&P spending. The change in methods has no impact on the total results for the year. The prior year financial information presented above has not been restated for the new accounting method. The following presents the segment and consolidated results for the quarterly periods in fiscal 2004 for both methods.

	Q1 2004		Q2 2004
	As Reported	As Incurred Method	As Reported	As Incurred Method

Profitability
North America Battery	$115.0	$119.4	$39.0	$42.3
International Battery	48.9	57.1	34.3	37.0
R&D Battery	(8.5)	(8.5)	(13.0)	(13.0)
Total Battery	155.4	168.0	60.3	66.3
Razors and Blades	34.4	23.1	30.0	26.3
Total segment profitability	$189.8	$191.1	$90.3	$92.6

Total earnings before income taxes	$165.7	$167.0	$63.1	$65.4

Income tax provision	(50.7)	(51.1)	(9.7)	(10.3)

Net income	$115.0	$115.9	$53.4	$55.1

EPS - Basic	$1.37	$1.38	$0.65	$0.67
EPS - Diluted	$1.32	$1.33	$0.63	$0.65

	Q3 2004		Q4 2004
	As Reported	As Incurred Method	As Reported	As Incurred Method

Profitability
North America Battery	$55.3	$58.8	$88.9	$77.7
International Battery	33.2	36.6	31.3	17.0
R&D Battery	(8.6)	(8.6)	(9.8)	(9.8)
Total Battery	79.9	86.8	110.4	84.9
Razors and Blades	6.9	2.8	14.4	33.5
Total segment profitability	$86.8	$89.6	$124.8	$118.4

Total earnings before income taxes	$56.1	$58.9	$73.1	$66.7

Income tax provision	(17.4)	(18.3)	(12.8)	(10.9)

Net income	$38.7	$40.6	$60.3	$55.8

EPS - Basic	$0.48	$0.50	$0.79	$0.74
EPS - Diluted	$0.46	$0.48	$0.77	$0.72